Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Deanne Lane
Vice President, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

- CENTENE CORPORATION REPORTS 2014 THIRD QUARTER RESULTS & RAISES GUIDANCE -
-- Diluted earnings per share (EPS) from continuing operations of $1.34 --

ST. LOUIS, MISSOURI (October 28, 2014) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended September 30, 2014.  The following discussions, with the exception of cash flow information, are in the context of continuing operations. For the third quarter of 2014, we reported net earnings per diluted share of $1.34. Details of the earnings per diluted share are highlighted below:

	Third Quarter
	2014	2013
Net earnings per diluted share	$1.34	$0.88
Impact of Health Insurer Fee	0.15	—
Acquisition transaction costs	0.06	—
Benefit for tax adjustment related to prior periods	(0.33)	—
Total, excluding above items	$1.22	$0.88
Included in the table above are the following items:

•	A $0.15 per diluted share impact for the health insurer fee related to two states where we have not yet received signed agreements.

•	Transaction costs of $0.06 per diluted share associated with acquisitions in the third quarter.

•
An income tax benefit of $0.33 per diluted share for periods prior to the third quarter 2014. During the third quarter of 2014, the Internal Revenue Service (IRS) issued final regulations related to compensation deduction limitations applicable to certain health insurance issuers. As a result, we no longer believe the deduction limitations apply to Centene for 2013 and 2014. Accordingly, we reversed previously recorded tax expense from prior periods for this item.

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, “The underlying operations performed well during the quarter, delivering over 50% revenue growth over 2013. We continue to successfully execute our growth strategy and expect performance to remain strong over the remainder of 2014.”

Key financial metrics for the third quarter of 2014 are summarized as follows:

•	Quarter-end managed care membership of 3,705,300, including non-risk membership of 303,500, an increase of 1,092,800 members, or 42% year over year.

•	Premium and service revenues of $4.2 billion, representing 53% growth year over year.

•	Health Benefits Ratio of 89.7%, compared to 87.8% in 2013.

•	General and Administrative expense ratio of 8.0%, compared to 9.1% in 2013.

•	Operating cash flow of $441.8 million for the third quarter of 2014.

Other Events

•
In October 2014, our subsidiary, Louisiana Healthcare Connections, was recommended for a contract award by the Louisiana Department of Health and Hospitals to serve Bayou Health (Medicaid) beneficiaries. The new Bayou Health contract is expected to commence early in the first quarter of 2015.

•
In August and September 2014, respectively, our Missouri subsidiary, Home State Health, and our Florida subsidiary, Sunshine Health, received accreditation from the National Committee for Quality Assurance.

•	In September 2014, Centene was added to the S&P MidCap 400 Index and the Barron's 400 Index.

Membership

The following table sets forth the Company's membership by state for its managed care organizations:

	September 30,
	2014	2013
Arizona	7,000	23,700
Arkansas	36,600	—
California	144,700	—
Florida	411,200	217,800
Georgia	382,600	314,100
Illinois	31,300	22,800
Indiana	199,500	198,400
Kansas	144,200	137,700
Louisiana	150,800	152,600
Massachusetts	46,600	23,200
Minnesota	9,500	—
Mississippi	99,300	76,900
Missouri	64,900	58,200
New Hampshire	56,600	—
Ohio	261,000	170,900
South Carolina	106,500	89,400
Tennessee	21,200	20,400
Texas	961,100	957,300
Washington	192,500	77,100
Wisconsin	74,700	72,000
Total at-risk membership	3,401,800	2,612,500
Non-risk membership	303,500	—
Total	3,705,300	2,612,500

At September 30, 2014, the Company served 193,100 Medicaid members in Medicaid expansion programs in California, Illinois, Massachusetts, New Hampshire, Ohio and Washington included in the table above. The Company also served 195,500 members at September 30, 2014 under its behavioral health contract in Arizona, compared to 160,700 members at September 30, 2013.

The following table sets forth our membership by line of business:

	September 30,
	2014	2013
Medicaid	2,578,300	1,953,300
CHIP & Foster Care	247,700	274,900
ABD, Medicare & Duals	383,400	302,000
Health Insurance Marketplace (HIM)	76,000	—
Hybrid Programs	19,900	19,600
Long Term Care (LTC)	55,200	31,600
Correctional Services	41,300	31,100
Total at-risk membership	3,401,800	2,612,500
Non-risk membership	303,500	—
Total	3,705,300	2,612,500

The following table identifies our dual eligible membership by line of business. The membership tables above include these members.

	September 30,
	2014	2013
ABD	119,300	72,000
LTC	35,500	19,600
Medicare	9,800	6,100
Total	164,600	97,700

Statement of Operations: Three Months Ended September 30, 2014

•
For the third quarter of 2014, Premium and Service Revenues increased 53% to $4.2 billion from $2.7 billion in the third quarter of 2013. The increase was primarily as a result of the expansions in Florida, Ohio, Washington and Illinois, growth in the AcariaHealth business, the addition of California and New Hampshire operations and our participation in the Health Insurance Marketplaces.

•
Consolidated HBR for the third quarter of 2014, was 89.7%, compared to 87.8% in the same period in 2013. The HBR increase compared to 2013 is attributable to an increase in higher acuity membership. Consolidated HBR increased from 88.9% in the second quarter of 2014 due to an increase in higher acuity membership.

•	The following table compares the results for new business and existing business for the quarters ended September 30,:

	2014	2013
Premium and Service Revenue
New business	27%	14%
Existing business	73%	86%

HBR
New business	91.4%	96.5%
Existing business	89.0%	86.3%

•
Consolidated G&A expense ratio for the third quarter of 2014 was 8.0%, compared to 9.1% in the prior year.  The year over year decrease primarily reflects the leveraging of expenses over higher revenue in 2014.

•
Earnings from operations were $108.0 million in the third quarter of 2014 compared to $84.0 million in the third quarter of 2013. Net earnings attributable to Centene Corporation were $81.1 million in the third quarter of 2014. This compares to $50.3 million in the third quarter of 2013.

•
Diluted earnings per share of $1.34, or $1.22 excluding a $(0.15) impact associated with the health insurer fee, a $(0.06) impact from transaction costs and a $0.33 benefit associated with the final regulations on the deduction of compensation, compared to $0.88 in 2013.

Balance Sheet and Cash Flow

At September 30, 2014, the Company had cash, investments and restricted deposits of $2,898.6 million, including $70.3 million held by its unregulated entities. Medical claims liabilities totaled $1,588.8 million, representing 43.1 days in claims payable. Total debt was $954.9 million, which includes $140.0 million of borrowings on the $500 million revolving credit facility at quarter end. Debt to capitalization was 35.0% at September 30, 2014, excluding the $70.7 million non-recourse mortgage note. Cash flow from operations for the three months ended September 30, 2014, was $441.8 million, or 5.6 times net earnings.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, June 30, 2014	42.9
Timing of claim payments	0.2
Days in claims payable, September 30, 2014	43.1

Outlook

The table below depicts the Company's annual GAAP guidance for 2014.

	Full Year 2014
	Low	High
Premium and Service Revenues (in millions)	$15,300	$15,800
Diluted EPS	$4.35	$4.50
Consolidated Health Benefits Ratio	88.9%	89.4%
General & Administrative expense ratio	8.2%	8.6%
Effective Tax Rate	40.0%	42.0%
Diluted Shares Outstanding (in thousands)	60,000	60,400

The table below provides a roll-forward of diluted EPS from the Company's prior guidance to its current 2014 annual GAAP guidance.

	Full Year 2014
	Low	High
Prior Diluted EPS Guidance	$3.70	$3.90
Increase From Improved Performance	0.14	0.09
	3.84	3.99
Tax Effect Related to Prior Years	0.24	0.24
Tax Effect Related to 2014	0.27	0.27
Revised 2014 Diluted EPS Guidance	4.35	4.50

The 2014 guidance amounts reflect the following items:

•
We anticipate receiving an additional signed agreement for Texas in the fourth quarter related to the Health Insurer Fee such that the Health Insurer Fee will not have a significant impact on full year 2014 results.

•
Included in the guidance for 2014 is approximately $0.24 per diluted share, or $14.5 million, in tax benefits resulting from the reversal of amounts recorded in prior years. For 2014, the benefit related to the final regulations on compensation deduction limitations is approximately $0.27 per diluted share.

•	Acquisition transaction costs of $0.12 are included in the full year guidance amounts.

Excluding the impact of the reversal of tax expense associated with periods prior to 2014, the Company expects its 2014 annual effective tax rate, including the fourth quarter, to be between 45% - 46%.

Conference Call

As previously announced, the Company will host a conference call Tuesday, October 28, 2014, at 8:30 A.M. (Eastern Time) to review the financial results for the third quarter ended September 30, 2014, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-866-739-7850 in the U.S. and Canada; +1-412-902-6577 from abroad; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. Or, participants can register for the conference call in advance by navigating to http://dpregister.com/10052334, to receive a dial-in number upon registration. A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, October 27, 2015, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM Eastern Time on Wednesday, November 5, 2014, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10052334.

Other Information

The discussion in the third bullet under the heading "Statement of Operations: Three Months Ended September 30, 2014" contains financial information for new and existing businesses. Existing businesses are primarily state markets or significant geographic expansion in an existing state or product that we have managed for four complete quarters. New businesses are primarily new state markets or significant geographic expansion in an existing state or product that conversely, we have not managed for four complete quarters.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, care management software, correctional systems healthcare, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue projections; timing of regulatory contract approval; changes in healthcare practices; changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder; changes in expected contract start dates; changes in expected closing dates, estimated purchase price and accretion for acquisitions; inflation; provider and state contract changes; new technologies; advances in medicine; reduction in provider payments by governmental payors; major epidemics; disasters and numerous other factors affecting the delivery and cost of healthcare; the expiration, cancellation or suspension of our Medicare or Medicaid managed care contracts by federal or state governments; the outcome of pending legal proceedings; availability of debt and equity financing, on terms that are favorable to us; and general economic and market conditions, as well as those factors disclosed in the Company's publicly filed documents.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents of continuing operations	$1,523,596	$974,304
Cash and cash equivalents of discontinued operations	59,376	63,769
Total cash and cash equivalents	1,582,972	1,038,073
Premium and related receivables	685,188	428,570
Short term investments	166,993	102,126
Other current assets	319,700	217,661
Other current assets of discontinued operations	12,858	13,743
Total current assets	2,767,711	1,800,173
Long term investments	1,108,261	791,900
Restricted deposits	99,727	46,946
Property, software and equipment, net	424,229	395,407
Goodwill	753,060	348,432
Intangible assets, net	127,297	48,780
Other long term assets	140,429	59,357
Long term assets of discontinued operations	25,631	38,305
Total assets	$5,446,345	$3,529,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$1,588,798	$1,111,709
Accounts payable and accrued expenses	926,780	375,862
Unearned revenue	94,961	38,191
Current portion of long term debt	5,131	3,065
Current liabilities of discontinued operations	18,623	30,294
Total current liabilities	2,634,293	1,559,121
Long term debt	949,720	665,697
Other long term liabilities	80,371	60,015
Long term liabilities of discontinued operations	411	1,028
Total liabilities	3,664,795	2,285,861
Commitments and contingencies
Redeemable noncontrolling interest	140,499	—
Stockholders’ equity:
Common stock, $.001 par value; authorized 200,000,000 shares; 61,357,390 issued and 58,666,797 outstanding at September 30, 2014, and 58,673,215 issued and 55,319,239 outstanding at December 31, 2013	61	59
Additional paid-in capital	811,752	594,326
Accumulated other comprehensive loss	(605)	(2,620)
Retained earnings	896,385	731,919
Treasury stock, at cost (2,690,593 and 3,353,976 shares, respectively)	(74,690)	(89,643)
Total Centene stockholders’ equity	1,632,903	1,234,041
Noncontrolling interest	8,148	9,398
Total stockholders’ equity	1,641,051	1,243,439
Total liabilities and stockholders’ equity	$5,446,345	$3,529,300

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Premium	$3,780,256	$2,613,567	$10,182,201	$7,415,518
Service	378,833	112,497	1,070,036	251,290
Premium and service revenues	4,159,089	2,726,064	11,252,237	7,666,808
Premium tax and health insurer fee	192,772	69,504	583,212	264,781
Total revenues	4,351,861	2,795,568	11,835,449	7,931,589
Expenses:
Medical costs	3,390,090	2,293,616	9,092,644	6,582,445
Cost of services	327,232	100,479	935,404	218,844
General and administrative expenses	333,878	249,028	950,432	675,783
Premium tax expense	160,744	68,453	491,691	262,188
Health insurer fee expense	31,985	—	94,640	—
Total operating expenses	4,243,929	2,711,576	11,564,811	7,739,260
Earnings from operations	107,932	83,992	270,638	192,329
Other income (expense):
Investment and other income	5,676	4,757	17,652	13,099
Interest expense	(9,282)	(6,603)	(24,909)	(20,261)
Earnings from continuing operations, before income tax expense	104,326	82,146	263,381	185,167
Income tax expense	26,696	32,280	106,125	72,937
Earnings from continuing operations, net of income tax expense	77,630	49,866	157,256	112,230
Discontinued operations, net of income tax expense (benefit) of $(142), $(620), $1,311, and $(970), respectively	1,521	(952)	2,368	(1,394)
Net earnings	79,151	48,914	159,624	110,836
Noncontrolling interest	(3,469)	(459)	(4,842)	(1,023)
Net earnings attributable to Centene Corporation	$82,620	$49,373	$164,466	$111,859

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$81,099	$50,325	$162,098	$113,253
Discontinued operations, net of income tax expense (benefit)	1,521	(952)	2,368	(1,394)
Net earnings	$82,620	$49,373	$164,466	$111,859

Net earnings (loss) per common share attributable to Centene Corporation:
Basic:
Continuing operations	$1.38	$0.92	$2.80	$2.10
Discontinued operations	0.03	(0.02)	0.04	(0.02)
Basic earnings per common share	$1.41	$0.90	$2.84	$2.08

Diluted:
Continuing operations	$1.34	$0.88	$2.70	$2.02
Discontinued operations	0.02	(0.01)	0.04	(0.02)
Diluted earnings per common share	$1.36	$0.87	$2.74	$2.00

Weighted average number of common shares outstanding:
Basic	58,613,484	54,679,660	57,956,152	53,863,779
Diluted	60,681,875	56,933,056	59,936,699	55,956,421

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net earnings	$159,624	$110,836
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	65,008	50,220
Stock compensation expense	34,613	27,252
Deferred income taxes	(64,931)	1,626
Changes in assets and liabilities
Premium and related receivables	(243,032)	(58,587)
Other current assets	(24,678)	(19,133)
Other assets	(51,625)	(65,397)
Medical claims liabilities	476,414	103,895
Unearned revenue	54,000	7,976
Accounts payable and accrued expenses	427,128	48,840
Other operating activities	21,213	4,142
Net cash provided by operating activities	853,734	211,670
Cash flows from investing activities:
Capital expenditures	(68,528)	(46,383)
Purchases of investments	(738,474)	(666,016)
Sales and maturities of investments	319,711	451,034
Investments in acquisitions, net of cash acquired	(94,154)	(62,773)
Net cash used in investing activities	(581,445)	(324,138)
Cash flows from financing activities:
Proceeds from exercise of stock options	5,472	7,674
Proceeds from borrowings	1,385,000	30,000
Payment of long-term debt	(1,117,576)	(40,842)
Proceeds from stock offering	—	15,225
Excess tax benefits from stock compensation	6,903	1,140
Common stock repurchases	(5,632)	(5,677)
Contribution from noncontrolling interest	5,407	5,864
Debt issue costs	(6,475)	(3,587)
Net cash provided by financing activities	273,099	9,797
Effect of exchange rate changes on cash and cash equivalents	(489)	—
Net increase (decrease) in cash and cash equivalents	544,899	(102,671)
Cash and cash equivalents, beginning of period	1,038,073	843,952
Cash and cash equivalents, end of period	$1,582,972	$741,281
Supplemental disclosures of cash flow information:
Interest paid	$17,902	$16,738
Health insurer fee paid	126,187	—
Income taxes paid	167,283	40,921
Equity issued in connection with acquisition	190,412	75,425

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q3	Q2	Q1	Q4	Q3
	2014	2014	2014	2013	2013
AT-RISK MEMBERSHIP
Managed Care:
Arizona	7,000	7,000	7,100	7,100	23,700
Arkansas	36,600	31,100	16,400	—	—
California	144,700	131,100	118,100	97,200	—
Florida	411,200	313,800	230,300	222,000	217,800
Georgia	382,600	373,000	331,400	318,700	314,100
Illinois	31,300	29,500	22,400	22,300	22,800
Indiana	199,500	200,500	198,700	195,500	198,400
Kansas	144,200	146,100	145,000	139,900	137,700
Louisiana	150,800	148,600	149,800	152,300	152,600
Massachusetts	46,600	47,200	50,800	22,600	23,200
Minnesota	9,500	9,400	9,400	—	—
Mississippi	99,300	97,400	85,400	78,300	76,900
Missouri	64,900	58,700	58,100	59,200	58,200
New Hampshire	56,600	39,500	37,100	33,600	—
Ohio	261,000	225,900	181,800	173,200	170,900
South Carolina	106,500	101,800	96,300	91,900	89,400
Tennessee	21,200	21,300	21,100	20,700	20,400
Texas	961,100	921,500	904,000	935,100	957,300
Washington	192,500	193,800	151,700	82,100	77,100
Wisconsin	74,700	67,300	70,800	71,500	72,000
Total at-risk membership	3,401,800	3,164,500	2,885,700	2,723,200	2,612,500
Non-risk membership	303,500	—	—	—	—
TOTAL	3,705,300	3,164,500	2,885,700	2,723,200	2,612,500

Medicaid	2,578,300	2,385,500	2,169,100	2,054,700	1,953,300
CHIP & Foster Care	247,700	261,800	269,200	275,100	274,900
ABD, Medicare & Duals	383,400	329,700	300,500	305,300	302,000
HIM	76,000	75,700	39,700	—	—
Hybrid Programs	19,900	17,000	14,400	19,000	19,600
LTC	55,200	53,500	51,800	37,800	31,600
Correctional Services	41,300	41,300	41,000	31,300	31,100
Total at-risk membership	3,401,800	3,164,500	2,885,700	2,723,200	2,612,500
Non-risk membership	303,500	—	—	—	—
TOTAL	3,705,300	3,164,500	2,885,700	2,723,200	2,612,500

Specialty Services(a):
Cenpatico Behavioral Health Arizona	195,500	182,200	162,700	156,600	160,700

(a) Includes external membership only.

REVENUE PER MEMBER PER MONTH(b)	$370	$359	$355	$335	$328

CLAIMS(b)
Period-end inventory	970,200	745,400	808,500	622,200	698,900
Average inventory	637,100	584,000	555,400	511,700	505,800
Period-end inventory per member	0.29	0.24	0.28	0.23	0.27
(b) Revenue per member and claims information are presented for the Managed Care at-risk members.

NUMBER OF EMPLOYEES	12,900	12,300	11,200	8,800	8,200

	Q3	Q2	Q1	Q4	Q3
	2014	2014	2014	2013	2013

DAYS IN CLAIMS PAYABLE (c)	43.1	42.9	42.6	42.4	40.6
(c) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$2,828.3	$2,352.3	$2,166.4	$1,870.6	$1,612.9
Unregulated	70.3	$50.3	49.3	44.7	37.6
TOTAL	$2,898.6	$2,402.6	$2,215.7	$1,915.3	$1,650.5

DEBT TO CAPITALIZATION	36.8%	37.5%	36.5%	35.0%	30.5%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(d)	35.0%	35.5%	34.4%	32.4%	27.4%
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
(d) The non-recourse debt represents the Company's mortgage note payable ($70.7 million at September 30, 2014).
Operating Ratios:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Health Benefits Ratios:
Medicaid, CHIP, Foster Care & HIM	86.5%	84.8%	86.1%	87.9%
ABD, LTC & Medicare	93.9	92.1	94.0	90.5
Specialty Services	86.8	86.8	84.9	84.4
Total	89.7	87.8	89.3	88.8

Total General & Administrative Expense Ratio	8.0%	9.1%	8.4%	8.8%
MEDICAL CLAIMS LIABILITY (In thousands)

The changes in medical claims liability are summarized as follows:

Balance, September 30, 2013	$1,013,246
Incurred related to:
Current period	11,652,971
Prior period	(148,132)
Total incurred	11,504,839
Paid related to:
Current period	10,087,868
Prior period	841,419
Total paid	10,929,287
Balance, September 30, 2014	$1,588,798

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to September 30, 2013.